EXHIBIT 99.4

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

On December 10, 2004, pursuant to an Agreement and Plan of Merger and Reorganization, dated May 28, 2004, as amended on October 18, 2004, by and among ViroLogic, Inc., Apollo Acquisition Sub, Inc., a wholly-owned subsidiary of ViroLogic, Apollo Merger Subsidiary, LLC, a wholly-owned subsidiary of ViroLogic, and ACLARA BioSciences, Inc., or ACLARA, Apollo Acquisition Sub merged with and into ACLARA, with ACLARA surviving as a wholly-owned subsidiary of ViroLogic. Following the effectiveness of the first merger, ACLARA as the surviving entity merged with and into Apollo Merger Subsidiary, LLC, which survived as a wholly-owned subsidiary of ViroLogic. The following unaudited pro forma condensed combined financial information has been prepared to give effect to these two mergers (the “transaction”) using the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 are presented as if the transaction was consummated on January 1, 2003 and combines the historical results of ViroLogic, Inc. (ViroLogic) and ACLARA BioSciences, Inc. (ACLARA) for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The unaudited pro forma condensed combined balance sheet as of September 30, 2004 gives effect to the transaction as if it occurred on September 30, 2004 and combines the historical balance sheets of ViroLogic and ACLARA at September 30, 2004 and reflects the preliminary allocation of the purchase price to the ACLARA assets acquired and liabilities assumed based upon their estimated respective fair values.

This unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that would actually have been reported had the transaction occurred at the beginning of the period presented, nor is it necessarily indicative of future financial position or results of operations. This unaudited pro forma condensed combined financial information is based upon the respective historical financial statements of ViroLogic and ACLARA, as adjusted, and does not incorporate, nor assume, any benefits from cost savings or synergies of operations of the combined company.

The allocation of the purchase price reflected in the unaudited pro forma financial information is preliminary. The final determination of the allocation of the purchase price will be determined based on the fair value of assets acquired, including the fair value of in-process research and development and other intangibles, and the fair value of liabilities assumed as of December 10, 2004. Such purchase price allocation will be finalized following finalization of valuations to determine the fair value of tangible and identifiable intangible assets. Based on the analysis of fair value, the excess of the purchase price over the fair value of ACLARA’s net tangible assets, acquired in-process research and development and identifiable intangible assets will be allocated to goodwill. The actual amounts allocated to assets, liabilities, other intangibles and in-process research and development could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.

The statement of operations for the period in which the transaction occurs is expected to include a significant charge for acquired in-process research and development, currently estimated to be approximately $95 million. This amount represents the values determined by ViroLogic management, with the assistance of third party valuation experts, to be attributable to the in-process research and development programs of ACLARA based on a preliminary valuation of such programs. The preliminary value of these programs has been determined by estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects. The resulting cash flows have been discounted back to their present value at appropriate discount rates. For purposes of the pro forma balance sheet at September 30, 2004, approximately $95 million of the total purchase price has been allocated to in-process research and development. The actual amounts allocated to in-process research and development could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.

The total estimated amount of goodwill which has been calculated based on ACLARA’s net assets at September 30, 2004 is approximately $10 million. The total estimated amount of identifiable intangible assets is approximately $0.6 million, with a useful life for identifiable intangible assets with definite lives of approximately seven years. Because the valuation analysis has not been finalized, and ACLARA’s net assets are expected to be reduced due to net assets used in operations from October 1, 2004 and the settlement of transaction costs, the actual amount of goodwill and identifiable intangible assets, and the related average useful life, could vary significantly from these assumptions.

The unaudited pro forma condensed combined balance sheet at September 30, 2004 includes a liability to reflect the estimated fair value of contingent value rights (CVRs) issued in conjunction with the transaction, valued at $0.66 per CVR, or $43 million in the aggregate, by ViroLogic solely for purposes of preparation of this pro forma financial information. Following the close of this transaction, the CVRs began trading on the OTC Bulletin Board on December 13, 2004 under the ticker symbol “VLGCR”. From December 13, 2004 to December 16, 2004, the lowest sale price for one CVR was $0.27 and the highest sale price was $0.33. Due to this limited trading history, the estimated fair value of the CVRs as reflected in the pro forma condensed combined balance sheet was calculated as the “put spread” (the difference between the fair value of a put option on a share of ViroLogic stock at $2.90 per share and the fair value of a put option on a share of ViroLogic stock at $2.02 per share) multiplied by the approximately 62 million CVRs issued in the transaction at closing. The value of $0.66 per CVR has been applied to the actual number of CVRs issued in connection with the transaction and included as part of the cost of the business acquired. The maximum payment is $0.88 per CVR (equivalent to $1.50 per ACLARA share) if ViroLogic’s stock price trades below an average of $2.02 per share during the 15 trading days immediately preceding June 10, 2006, declining ratably to $0.00 per CVR if ViroLogic’s stock averages $2.90 per share or higher during such time. The maximum payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of December 10, 2004 and a maximum payout of $0.88 per CVR, is approximately $54 million. If ViroLogic is required to make any payment to the holders of the CVRs, the first $0.50 per CVR of any such payment, or approximately $31 million in the aggregate, must be made in cash. The balance of any such payment, up to $0.38 per CVR, may, at the election of ViroLogic, be made in cash, shares of ViroLogic common stock, or a combination of the two. The CVRs will be automatically extinguished without further consideration if the market value of ViroLogic’s common shares is greater than or equal to $3.50 per share for each day in any 30 day consecutive trading day period between the closing of the transaction and June 10, 2006. The CVRs will be revalued on a quarterly basis. The resulting change in the fair value of the CVRs will be reflected in the statement of operations on a quarterly basis and could vary significantly from period to period. The unaudited pro forma condensed combined statement of operations assumes a constant fair value of $0.66 per CVR for all periods presented. The adjustment reflected in the unaudited pro forma condensed combined financial information is related to the CVR liability recorded for stock options assumed in the transaction that would have vested during the periods presented.

This unaudited pro forma condensed combined financial information is based upon the historical financial statements of ViroLogic and ACLARA and should be read in conjunction with the historical financial statements of ViroLogic and ACLARA.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2004

(In thousands)

	Historical		Pro Forma
	ViroLogic	ACLARA	Adjustments(1)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$7,240	$36,781	$—		$44,021
Short-term investments	150	41,848	—		41,998
Accounts receivable, net	5,515	167	—		5,682
Inventory	1,071	2,729	(2,700	)(a)	1,100
Prepaid expenses	1,106	461	—		1,567
Restricted cash	626	—	—		626
Other current assets	258	—	—		258

Total current assets	15,966	81,986	(2,700)		95,252
Property and equipment, net	6,895	4,930	(3,236	)(b)	8,589
Restricted cash	50	—	—		50
Developed product technology	—	—	600	(c)	600
Goodwill	—	—	10,118	(c)	10,118
Transaction costs related to merger	1,998	—	(1,998	)(c)	—
Other assets	1,538	1,189	(1,089	)(c)	1,638

Total assets	$26,447	$88,105	$1,695		$116,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,322	$1,749	$—		$4,071
Accrued compensation	806	1,114	—		1,920
Accrued liabilities	2,419	740	8,402	(d)	11,561
Deferred revenue	978	136	(105	)(e)	1,009
Current portion of capital lease obligations	129	—	—		129
Current portion of loans payable	548	70	—		618

Total current liabilities	7,202	3,809	8,297		19,308
Loans payable, net of current portion	—	329	—		329
Long-term portion of capital lease obligations	39	—	—		39
Contingent value rights	—	—	43,079	(g)	43,079
Other long-term liabilities	369	481	—		850
Redeemable convertible preferred stock	1,994	—	—		1,994

Commitments

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	54	37	(37	)(f)	116
			62	(f)
Treasury stock	—	(1,350)	1,350	(f)	—
Additional paid-in capital	127,268	260,672	(260,672	)(f)	256,592
			120,053	(f)
			9,271	(h)
Accumulated other comprehensive income	—	(152)	152	(f)	—
Deferred stock compensation	—	—	(281	)(h)	(281)
Accumulated deficit	(110,479)	(175,721)	(95,300	)(i)	(205,779)
			175,721	(f)

Total stockholders’ equity	16,843	83,486	(49,681)		50,648

Total liabilities and stockholders’ equity	$26,447	$88,105	$1,695		$116,247

(1)	The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined financial information.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2004

(In thousands, except per share amounts)

	Historical		Pro Forma
	ViroLogic	ACLARA	Adjustments(1)		Combined
Revenue:
Product revenue	$25,351	$—	$—		$25,351
Contract and other revenue	1,520	1,293	—		2,813

Total revenue	26,871	1,293	—		28,164
Operating costs and expenses:
Cost of product revenue	13,077	—	—		13,077
Research and development	4,611	8,568	(477	)(j)	12,605
			(97	)(k)
Sales and marketing	7,148	—	(20	)(j)	8,379
			1,251	(p)
General and administrative	5,849	—	(65	)(j)	9,266
			3,482	(p)
Selling, general and administrative	—	4,733	(4,733	)(p)	—
Lease termination charge	433	—	—		433
Amortization of deferred stock compensation	—	—	63	(l)	63
Contingent value right adjustment relating to stock option vesting	—	—	390	(m)	390
Merger related expenses	—	1,852	(1,852	)(q)	—

Total costs and expenses	31,118	15,153	(2,058)		44,213

Operating loss	(4,247)	(13,860)	2,058		(16,049)
Contingent value right adjustment	—	—	—	(n)	—
Interest income	64	1,197	—		1,261
Interest expense	(24)	(32)	—		(56)

Net loss	(4,207)	(12,695)	2,058		(14,844)
Preferred stock dividend	(236)	—	—		(236)

Loss applicable to common stockholders	$(4,443)	$(12,695)	$2,058		$(15,080)

Basic and diluted loss per common share	$(0.08)				$(0.13)

Weighted-average shares used in computing basic and diluted loss per common share	53,435		61,787	(o)	115,222

(1)	The letters refer to a description of the adjustments in Note 3.

See accompanying notes to unaudited pro forma condensed combined financial information.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

(In thousands, except per share amounts)

	Historical		Pro Forma
	ViroLogic	ACLARA	Adjustments(1)		Combined
Revenue:
Product revenue	$31,911	$—	$—		$31,911
Contract and other revenue	1,468	1,513	—		2,981

Total revenue	33,379	1,513	—		34,892
Operating costs and expenses:
Cost of product revenue	16,713	—	—		16,713
Research and development	4,733	15,642	(636	)(j)	19,611
			(128	)(k)
Sales and marketing	8,306	—	(27	)(j)	10,176
			1,897	(p)
General and administrative	9,256	—	(86	)(j)	14,691
			5,521	(p)
Selling, general and administrative	—	7,418	(7,418	)(p)	—
Amortization of deferred stock compensation	—	—	205	(l)	205
Contingent value right adjustment relating to stock option vesting	—	—	1,825	(m)	1,825

Total costs and expenses	39,008	23,060	1,153		63,221

Operating loss	(5,629)	(21,547)	(1,153)		(28,329)
Contingent value right adjustment	—	—	—	(n)	—
Interest income	106	1,643	—		1,749
Interest expense	(141)	(54)	—		(195)
Other income	156	—	—		156

Net loss	(5,508)	(19,958)	(1,153)		(26,619)
Deemed dividend to preferred stockholders	(2,155)	—	—		(2,155)
Preferred stock dividend	(1,610)	—	—		(1,610)

Loss applicable to common stockholders	$(9,273)	$(19,958)	$(1,153)		$(30,384)

Basic and diluted loss per common share	$(0.27)				$(0.32)

Weighted-average shares used in computing basic and diluted loss per common share	34,445		61,787	(o)	96,232

(1)	The letters refer to a description of the adjustments in Note 3.

See accompanying notes to unaudited pro forma condensed combined financial information.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

ViroLogic signed a definitive merger agreement with ACLARA, dated as of May 28, 2004 and amended October 18, 2004. The transaction contemplated by the agreement was consummated on December 10, 2004, and each outstanding share of ACLARA common stock received 1.7 shares of ViroLogic common stock and 1.7 contingent value rights (CVRs), and all outstanding ACLARA stock options were assumed by ViroLogic at the same ratio. The maximum payment is $0.88 per CVR (equivalent to $1.50 per ACLARA share) if ViroLogic’s stock price trades below an average of $2.02 per share during the 15 trading days immediately preceding June 10, 2006, declining ratably to $0.00 per CVR if ViroLogic’s stock price averages $2.90 per share or higher during such time. The maximum payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of December 10, 2004 and a maximum payout of $0.88 per CVR, is approximately $54 million. If ViroLogic is required to make any payment to the holders of the CVRs, the first $0.50 per CVR of any such payment, or approximately $31 million in the aggregate, must be made in cash. The balance of any such payment, up to $0.38 per CVR, may, at the election of ViroLogic, be made in cash, shares of ViroLogic common stock, or a combination of the two. The CVRs will be automatically extinguished without further consideration if the market value of ViroLogic’s common shares is greater than or equal to $3.50 per share on each day in any 30 day consecutive trading day period between the closing of the transaction and June 10, 2006. The unaudited pro forma condensed combined financial information reflects the exchange of all of the outstanding shares of ACLARA common stock into approximately 62 million shares of ViroLogic common stock and approximately 62 million CVRs pursuant to the transaction.

The total cost of the transaction is estimated to be approximately $178 million determined as follows (in thousands):

Fair value of ViroLogic shares	$120,115
Fair value of contingent value rights	43,079
Fair value of ACLARA options assumed	9,271
ViroLogic direct transaction costs consisting primarily of financial advisory, legal and accounting fees	5,400

$177,865

The approximately 62 million shares of ViroLogic’s common stock issued in the transaction have been valued at $1.94 per share using an average price for the two days prior to announcement of the signing of the amendment to the merger agreement, the day of announcement and two days after the announcement.

Following the close of this transaction, the CVRs began trading on the OTC Bulletin Board on December 13, 2004 under the ticker symbol “VLGCR”. From December 13, 2004 to December 16, 2004, the lowest sale price for one CVR was $0.27 and highest sale price was $0.33. Due to this limited trading history, the estimated fair value of a CVR was calculated based on the date the transaction was announced as the “put spread” (the difference between the fair value of a put option on a share of ViroLogic stock at $2.90 per share and the fair value of a put option on a share of ViroLogic stock at $2.02 per share) multiplied by the approximately 62 million CVRs issued in the transaction at closing. The fair value of the put options was determined using a Black-Scholes option valuation model assuming a stock price of $1.94, an 18 month life, a risk-free rate of 2.4%, volatility of 100% and no expected dividends. Following the close of the transaction, the value of $0.66 per CVR was applied to the actual number of CVRs issued in connection with the transaction and included as part of the cost of the business acquired. The fair value of the CVRs issued in conjunction with the transaction is estimated by ViroLogic solely for purposes of preparation of this financial information.

The estimated fair value of stock options assumed in the transaction was determined using the Black-Scholes method assuming expected lives of four years, a risk-free rate of 3.1%, volatility of 100%, no expected dividends and a stock price of $1.94. Following the close of the transaction, the total fair value of stock options assumed will be refined based upon the actual number of stock options issued in connection with the transaction.

The allocation of the purchase price is preliminary and is based upon a preliminary valuation of tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

Working capital	$71,682
Property and equipment, net	1,694
Other non-current assets	100
Severence and change of control payments	(1,100)
Other non-current liabilities	(810)

Net tangible assets acquired	71,566
Developed product technology	600
In-process research and development	95,300
Goodwill	10,118
Deferred stock compensation	281

Total	$177,865

The balances above will change based on the final valuation and actual balances at December 10, 2004.

Of the total estimated purchase price, a preliminary estimate of $0.6 million has been allocated to developed technology. Developed technology, which comprises products that have reached technological feasibility and the related license, relates to ACLARA’s reagent kits and gene and protein expression assay services. ViroLogic expects to amortize the developed technology and license relating to this business on a straight-line basis over an estimated life of seven years.

In-Process Research and Development

Approximately $95 million of the total estimated purchase price has been allocated to in-process research and development related to ACLARA’s eTag technology and will be charged to expense in the period during which the transaction was completed. Due to its non-recurring nature, the in-process research and development charge has been excluded from the unaudited pro forma condensed combined statement of operations.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for projects that have not yet reached technological feasibility and which have no alternative future use. The preliminary value assigned to in-process research and development was determined by estimating the costs to develop the purchased in-process research and development into technologically feasible products, estimating the resulting cash flows from the projects when completed, net of returns on contributory assets, and discounting the net cash flows to their present value. The rates utilized to discount the net cash flows to their present value are based on ViroLogic’s weighted average cost of capital adjusted to reflect the difficulties and uncertainties of completing the project and thereby achieving technological feasibility.

The eTag technology has potential application through detection of unique and specific protein-based biomarkers to differentiate patients who are likely to respond to certain targeted cancer therapies from those patients who are likely not to respond. Assays based on this technology have the potential to be used by pharmaceutical and biotechnology companies as aides for patient selection in clinical trials of therapeutic products targeted at specific patient populations (“Clinical Trials”) and as diagnostic services and/or kits to guide physicians in the selection of appropriate therapies for particular patients (“Diagnostics”).

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

The preliminary fair value for the eTag technology is comprised of $14 million associated with the Clinical Trials business model and $81 million associated with the Diagnostics business model. The discount rates utilized for each of these analyses are 16% and 19%, respectively. Based on its experience in supporting clinical studies, ViroLogic estimates that the cost to the combined company to complete the technology for use in Clinical Trials is approximately $16 million. In view of the fact that ACLARA lacked some of the infrastructure and experience necessary to support clinical studies, ViroLogic believes that the cost to complete the technology for use in Clinical Trials by ACLARA, as an independent company, would have exceeded $16 million. ViroLogic estimates that the cost to the combined company to complete the technology for use in Diagnostics is approximately $5 million over at least two years. ACLARA has not developed an infrastructure for a CLIA-certified laboratory, and does not have experience in developing or operating such a laboratory. As a result, ACLARA advised ViroLogic that ACLARA could not provide an estimate of the costs necessary for completing, as an independent company, its in-process research and development projects related to clinical assays for Diagnostics. Completion of the eTag technology for use in Clinical Trials is dependent on additional research and development and clinical studies to establish the specifications and utility of the eTag assays. Completion of assays for diagnostic use in patient testing is dependent on the successful completion of additional research and development and clinical studies both in collaboration agreements with pharmaceutical and biotechnology companies and in multiple, broader clinical studies that provide data that will enable physicians to utilize the tests. Completion of a patient testing assay will also require the development and validation of an assay in a CLIA certified clinical laboratory.

The estimates used in valuing in-process research and development are based upon assumptions and preliminary valuations. In addition, some projects that are currently in process may not be in process at completion of the transaction, and new projects may be started prior to completion of the transaction that may be in process at completion of the transaction. Accordingly, actual results could differ materially from projected results.

Deferred Stock Compensation

Of the total estimated purchase price, a preliminary estimate of $0.3 million has been allocated to deferred stock compensation and will be amortized to expense, using the graded vesting method, beginning December 10, 2004. The preliminary estimate was based on the aggregate intrinsic value (stock price less the exercise price) of the estimated unvested stock options outstanding, using an assumed fair value of ViroLogic common stock of $1.94 per share. At the closing of the transaction, deferred stock compensation will be refined based upon the actual number of stock options assumed in connection with the transaction and the stock price on the date of closing.

2. Pro Forma Adjustments to Unaudited Pro forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the transaction as if it had occurred on September 30, 2004 and to reflect the allocation of the acquisition cost to the estimated fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including elimination of ACLARA’s equity accounts. Adjustments included in the unaudited pro forma condensed combined balance sheet are summarized as follows:

(a) To adjust the carrying value of certain ACLARA inventory related to its gene expression products based on the anticipated reduction in utilization of the inventory. ViroLogic expects that the combined company’s commercial efforts will focus primarily on ViroLogic’s existing HIV patient testing and pharmaceutical business and on the development of protein-based eTag assays for patient testing and pharmaceutical drug discovery and development related to targeted cancer therapeutics. ViroLogic expects to pursue in a more limited way other eTag assay applications, including those based on gene expression technology, both on a research basis and in support of major customers’ programs in drug discovery and development.

(b) To adjust property and equipment to fair value including the planned closure of the ACLARA facility in Mountain View, California.

(c) To eliminate the historical intangible assets of ACLARA and to record the estimated fair value of ACLARA’s developed technology, direct transaction costs paid and goodwill arising from the transaction.

(d) To record the accrual of estimated direct acquisition costs and additional liabilities resulting from the transaction (in thousands).

Estimated direct acquisition costs	$3,402
Estimated acquisition costs assumed	2,400
Estimated severance and change of control payments	1,100
Estimated loss on closure of ACLARA’s facility	1,500

$8,402

Direct acquisition costs include fees for financial advisors, accountants, attorneys and other related costs. Additional liabilities resulting from the transaction include estimated costs to sever the employment of certain ACLARA employees, costs associated with change of control agreements of certain ACLARA employees and the estimated costs associated with vacating the facility leased by ACLARA in Mountain View, California. ViroLogic may incur additional charges in subsequent quarters for severance costs related to ACLARA employees, costs of vacating leased facilities of ACLARA and other costs associated with exiting activities of ACLARA.

(e) To adjust ACLARA’s deferred revenue to its estimated fair value.

(f) To eliminate ACLARA’s historic common stock, treasury stock, additional paid-in capital, accumulated other comprehensive income and accumulated deficit and to record the issuance of approximately 62 million shares of ViroLogic $0.001 par value common stock issued to acquire all of the outstanding common stock of ACLARA with an estimated value of $120 million.

(g) To record the issuance of approximately 62 million CVRs with an estimated value of $43 million. The maximum payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of December 10, 2004 and a maximum payout of $0.88 per CVR, is approximately $54 million. If ViroLogic is required to make any payment to the holders of the CVRs, the first $0.50 per CVR of any such payment, or approximately $31 million in the aggregate, must be made in cash. The balance of any such payment, up to $0.38 per CVR, may, at the election of ViroLogic, be made in cash, shares of ViroLogic common stock, or a combination of the two. The CVRs will be revalued on a quarterly basis. The resulting change in the fair value of the CVRs will be reflected in the statement of operations on a quarterly basis and could vary significantly from period to period. See the “Basis of Pro Forma Presentation” note above for further discussion.

(h) To record the fair value of ACLARA stock options assumed at closing of the transaction estimated to be $9 million and to record deferred stock compensation for the intrinsic value of unvested ACLARA stock options assumed at closing of the transaction estimated to be $0.3 million.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

(i) To record in-process research and development of $95 million. Such amount will be recorded as an expense in the period that the transaction was consummated. Because this expense is directly attributable to the transaction and will not have a continuing impact, this expense is not reflected in the pro forma condensed combined statement of operations.

3. Pro Forma Adjustments to Unaudited Pro forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations include the adjustments necessary to give effect to the transaction as if it had occurred on January 1, 2003:

(j) To reflect the reduction in depreciation and amortization of property and equipment relating to fair value adjustments including the planned closure of the ACLARA facility (in thousands).

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Research and development	$(477)	$(636)
Sales and marketing	(20)	(27)
General and administrative	(65)	(86)

	$(562)	$(749)

(k) To eliminate the historical amortization of ACLARA intangible assets and to record the estimated amortization of identified intangible assets resulting from the proposed transaction (in thousands).

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Record estimated amortization of identified intangible assets resulting from the transaction	$64	$86
Eliminate historical amortization	(161)	(214)

	$(97)	$(128)

(l) To record estimated compensation expense for unvested ACLARA options assumed by ViroLogic in the transaction (in thousands).

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Research and development	$25	$92
Sales and marketing	25	73
General and administrative	13	40

	$63	$205

(m) To record the estimated CVR liability for options vested during the period based on $0.66 per CVR (in thousands).

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Research and development	$220	$1,126
Sales and marketing	101	334
General and administrative	69	365

	$390	$1,825

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

(n) The unaudited pro forma condensed combined balance sheet at September 30, 2004 includes a liability to reflect the estimated fair value of contingent value rights issued in conjunction with the transaction, currently estimated at $43 million based on $0.66 per CVR. The maximum cash payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of December 10, 2004 and assuming a maximum payout of $0.88 per CVR, is approximately $54 million. If ViroLogic is required to make any payment to the holders of the CVRs, the first $0.50 per CVR of any payment, or approximately $31 million in the aggregate, must be made in cash. The balance of any such payment, up to $0.38 per CVR, may, at the election of ViroLogic, be made in cash, shares of ViroLogic common stock, or a combination of the two. The CVR, liability and the stock options that have attached CVRs will be revalued on a quarterly basis to reflect changes in the fair value of CVRs. The resulting change in the value of the CVRs and the variable accounting associated with the stock options that have attached CVRs will be reflected in the statement of operations on a quarterly basis and could vary significantly from period to period. The unaudited pro forma combined statement of operations assumes a constant fair value of $0.66 per CVR for all periods presented. See the “Basis of Pro Forma Presentation” note above for further discussion.

(o) Pro forma basic and diluted loss per common share amounts for the year ended December 31, 2003 and the nine month period ended September 30, 2004 are based upon the historical weighted average number of ViroLogic common stock outstanding adjusted to reflect the issuance as of January 1, 2003 of approximately 62 million shares of ViroLogic common stock. The impact of outstanding options, including ACLARA options assumed, has been excluded from the calculation of diluted loss per common shares, as the effect would be antidilutive.

(p) Reflects reclassification adjustments necessary to conform ACLARA’s financial statements to ViroLogic’s presentation.

(q) To eliminate non-recurring merger related expenses recorded by ACLARA.